Exhibit 99.1

   ROBERT V. CARD PROMOTED TO EXECUTIVE VICE PRESIDENT AT COLUMBIA RIVER BANK

    THE DALLES, Ore., Jan. 2 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, announced today the promotion of Robert V. Card to Executive Vice President, Director of Risk Management.

    Card, in his new position, will report directly to Roger Christensen, President and CEO of Columbia Bancorp. He has been with Columbia River Bank for eight years, serving as commercial loan officer, credit review officer, and auditing department manager. He was promoted to Vice President in 1999 and Senior Vice President in 2001.

    "Card's 38 years of experience in commercial, branch, and administrative banking with a proven record of performance and accomplishments will contribute to the Bank's financial and strategic initiatives," said Christensen.

    From 1968 to 1994, and from 1996 to 1998, Card was associated with U.S. Bank of Oregon, starting with the bank's work/college scholarship program and working his way up through operations, lending, and branch and district management. He also spent two years with West One Bank of Oregon which subsequently merged with USNB.

    Card served for nine years as a board member, secretary, and treasurer of the Hermiston Good Shepard Community Hospital Board of Trustees. He served as a faculty member of the Western Ag Banking School between 1986 and 2004 and more recently has taught Agriculture lending courses for the Oregon Bankers Association.

    Card is a graduate of Portland State University holding a degree in Business Administration with High Honors. He received the Robert Hilliard Award as Outstanding Student Graduate from the Western Ag Banking School.

    ABOUT COLUMBIA BANCORP
    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 20 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

SOURCE  Columbia Bancorp
    -0-                             01/02/2007
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com/
    (CBBO)